EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
August 3, 2011	Tony Davis 318.388.9525 tony.davis@centurylink.com

CenturyLink Reports Second Quarter 2011 Earnings
Strong Free Cash Flow Generation; Synergy Achievement on Track; Business Combination Accounting Impact Negative for Non-Cash Expenses, Net Income and EPS

MONROE, La. . . . CenturyLink, Inc. (NYSE: CTL) announces operating results for second quarter 2011, which include the effect of the Qwest acquisition completed April 1, 2011.

▪	Generated free cash flow (see Note 1 below) of $950 million in second quarter 2011, excluding special items of $181 million.

▪
Preliminary assignment of fair value and depreciable life to Qwest property and intangible assets resulted in approximately $200 million higher depreciation and amortization expense than originally anticipated, negatively impacting second quarter 2011 diluted earnings per share by $0.20 per share compared to previous company guidance. Excluding this non-cash variance to previous guidance and other special items, diluted earnings per share would have been $0.64, within previous second quarter guidance of $0.63 to $0.67.

▪	Reduced access line losses by 18.6% compared to pro forma second quarter 2010, after adjusting for line count methodology changes (see Note 4 below).

▪
Completed final billing and customer care conversion for Embarq properties in July 2011.  Expect to achieve approximately $375 million in annual run rate operating synergies by year-end 2011 related to the Embarq acquisition.

Second Quarter Highlights (1)	Quarter Ended 6/30/11 (2)		Quarter Ended 6/30/10		% Change
(in millions, except per share amounts)
Operating Revenues
Operating Cash Flow (excluding special items)
Net Income (excluding special items) (3)
Diluted Earnings Per Share (excluding special items) (3)
Capital Expenditures
Free Cash Flow (excluding special items)
Average Diluted Shares Outstanding
	$ $ $ $ $ $	4,406 1,917 262 0.44 579 950 600	$ $ $ $ $ $	1,772 923 266 0.88 195 267 301	148.6 107.7 (1.5) (50.0) 196.9 255.8 99.3	% % % % % % %
(in thousands) Access Lines (4) High-Speed Internet Customers (4)		15,057 5,427		6,753 2,288	123.0 137.2	% %

(1)
Throughout this release, we use non-GAAP financial measures such as free cash flow and operating cash flow, pro forma amounts, and amounts excluding special items. Definitions of these measures and reconciliations to comparable GAAP measures are included in the attached financial schedules.

(2)
Quarter Ended 6/30/2011 includes the effect of the Qwest acquisition. For a comparison of these second quarter 2011 operating results against the pro forma operating results for second quarter 2010 that give effect to the Qwest acquisition, see the attached supplemental schedule.

(3)
Net income and diluted earnings per share for the quarter ended 6/30/2011 were negatively affected by business combination accounting rules that increased depreciation and amortization. Diluted earnings per share for the quarter ended 6/30/2011 was further negatively affected by the shares issued to complete the Qwest merger.

(4)	Quarter ended 6/30/2011 and quarter ended 6/30/2010 reflect line count methodology adjustments to standardize legacy CenturyLink and Qwest line counts.

“CenturyLink achieved solid second quarter results as growth in strategic revenues continued to help our top line revenue trend,” Glen F. Post, III, chief executive officer and president, said. “While purchase price accounting adjustments are negatively impacting earnings per share, we saw strong free cash flow generation of $950 million during the quarter. Additionally, Qwest integration efforts are off to a good start, synergy achievement during the quarter for both the Qwest and Embarq transactions was in line with our expectations, and, with the final Embarq customer conversion in late July, we have completed the major integration activities for that transaction.”

The following discussion summarizes information contained in the attached supplemental schedules, which should be consulted for additional information.

CONSOLIDATED FINANCIAL RESULTS

Operating revenues for second quarter 2011 were $4.4 billion compared to $1.8 billion in second quarter 2010. This increase was primarily due to $2.7 billion of revenue contribution from the Qwest acquisition completed April 1, 2011. Additionally, increases in strategic revenues, primarily driven by growth in high-speed Internet customers, data services demand from business customers and data transport demand from wireless providers were more than offset by declines in legacy services and other revenues primarily due to the impact of access line losses and lower access revenues, including the impact of anticipated lower universal service fund receipts.

Second quarter 2011 operating revenues compared to second quarter 2010 pro forma operating revenues declined 4.9% from $4.6 billion a year ago to $4.4 billion this quarter.

Operating expenses, excluding special items, increased to $3.7 billion from $1.2 billion in second quarter 2010, primarily due to $2.6 billion of operating costs associated with Qwest.  Depreciation and amortization expense was approximately $200 million higher in second quarter 2011 compared to amounts previously forecast at the end of first quarter 2011 due to higher fair value assignments to certain amortizable intangible assets than originally estimated under business combination accounting. Such fair value assignment is still preliminary as of the end of the second quarter of 2011, and is expected to be completed no later than early 2012.

Operating expenses, excluding special items, of $3.7 billion in second quarter 2011 declined 3.3% from pro forma second quarter 2010 operating expenses of $3.8 billion.

Operating cash flow, excluding special items, increased 107.7% to $1.9 billion from $923 million in second quarter 2010, due to the Qwest acquisition. For second quarter 2011, CenturyLink achieved an operating cash flow margin of 43.5% versus 52.1% in second quarter 2010, reflecting the impact that lower margin Qwest had on CenturyLink’s consolidated operating cash flow margin.

Second quarter 2011 operating cash flow, excluding special items, of $1.9 billion declined 5.0% from second quarter 2010 pro forma operating cash flow of $2.0 billion.

“We are pleased with the early success of our go-to-market plans in the legacy Qwest markets and the continued demand for broadband in legacy CenturyLink markets, as we achieved higher year-over-year  high-speed Internet sales during the second quarter compared to pro forma second quarter 2010,” Post said. “However, net broadband customer additions during the quarter were negatively affected by higher than anticipated churn of stand-alone high-speed Internet customers in the legacy Qwest markets. We have taken affirmative steps to mitigate this churn, which we believe will improve net broadband additions in the months ahead.”

Net income, excluding special items, was $262 million in second quarter 2011 compared to $266 million in second quarter 2010. Diluted earnings per share, excluding special items, was $0.44 for second quarter 2011, a 50.0% decrease from the $0.88 reported in second quarter 2010. This decrease was partly due to the non-cash impact that the application of business combination accounting rules associated with the Qwest acquisition had on the combined company’s financial results for the second quarter.

Second quarter 2011 net income, excluding special items, of $262 million declined 13.2% from second quarter 2010 pro forma net income of $302 million.

Under generally accepted accounting principles (GAAP), net income for second quarter 2011 was $102 million compared to $238 million for second quarter 2010, and diluted earnings per share for second quarter 2011 was $0.17 compared to $0.79 for second quarter 2010.

Second quarter 2011 net income and diluted earnings per share reflect after-tax integration, severance, and retention costs associated with the Qwest acquisition of $158 million ($0.26 per share), after-tax integration and severance related costs associated with the Embarq acquisition of $15 million ($0.03 per share), after-tax transaction and integration related costs associated with the Savvis acquisition of $11 million ($0.02 per share), net of a favorable settlement of an operating tax issue of $11 million ($0.02 per share) and the benefit from a reduction of an NOL valuation allowance of $14 million ($0.02 per share).

Second quarter 2010 net income and diluted earnings per share reflect after-tax costs of $11 million ($0.04 per share) related to integration costs associated with the Embarq acquisition, $8 million ($0.03 per share) associated with Embarq severance related costs, and $8 million ($0.02 per share) related to transaction and other costs associated with the then pending Qwest acquisition.

SEGMENT FINANCIAL RESULTS

As previously disclosed, we began reporting the following three segments effective during the second quarter of 2011. The changes in revenue, expense and margin for the three month and six month periods ending June 30, 2011 compared to the three month and six month periods ending June 30, 2010 are primarily due to the acquisition of Qwest.

The following summary compares second quarter 2011 segment performance to pro forma second quarter 2010 as if the Qwest merger had occurred effective January 1, 2010. For additional information we have provided a supplemental schedule attached hereto.

Regional Markets Group

The Regional Markets Group (RMG) generally provides products and services to consumers, small- to medium-sized businesses and regional enterprise customers. RMG revenues of $2.26 billion in second quarter 2011 declined 4.9% from pro forma second quarter 2010. Strategic revenues, which currently represent 32.5% of total segment revenues, increased 5.8% year-over-year due to growth in broadband services, while RMG legacy services revenues decreased 9.1% primarily due to the impact of access line losses on voice and long distance revenues. Segment operating expenses declined 3.9% from pro forma year-ago period driven primarily by lower marketing expense and employee-related costs. RMG income for the quarter declined 5.7% compared to the year-ago period. RMG segment income margin of 56.9% for the second quarter of 2011 declined 40 basis points compared to the year-ago quarter and was flat compared to the first quarter of 2011.

RMG broadband subscribers totaled 5.43 million at the end of second quarter 2011, reflecting the addition of 12,200 high-speed Internet customers during the quarter. RMG experienced solid broadband sales in legacy CenturyLink markets, but a significant portion of that sales momentum was offset by higher than anticipated churn driven by stand-alone high-speed Internet customers in the legacy Qwest markets.

Business Markets Group

The Business Markets Group (BMG) generally provides products and services to enterprise and government customers. BMG second quarter 2011 operating revenues compared to second quarter 2010 pro forma operating revenues declined 4.1% from $961 million a year ago to $922 million this quarter, of which $27 million was due to lower data integration revenues. Segment operating expenses declined 5.2% from the pro forma year-ago period driven primarily by lower data integration expenses and improved operating efficiencies in back office operations. BMG’s segment income declined 2.4% pro forma year-over-year. Segment income margin was 40.2%, a 70 basis point increase from 39.5% in the pro forma second quarter 2010.

Wholesale Markets Group

The Wholesale Markets Group (WMG) provides products and services to other communications providers. WMG second quarter 2011 operating revenues compared to second quarter 2010 pro forma operating revenues declined 4.6% from $1.02 billion a year ago to $975 million this quarter, due primarily to decreases in legacy  services revenues, including access and long distance revenues, which were partially offset by increases in strategic services revenues, including data transport services provided to wireless carriers. WMG segment income decreased 5.8% compared to pro forma second quarter 2010.  WMG segment income margin of 68.8% declined 90 basis points from the pro forma margin year-over-year.

Outlook for 2011. Including CenturyLink’s reported first half 2011 results, the combined CenturyLink and Savvis operations prospectively from July 15, 2011, and excluding the effects of all special items referenced below, CenturyLink expects the current guidance outlined below for full year 2011:

	Previous Guidance (1)	Current Guidance
Operating revenues	$14.9 to $15.1 billion	$15.2 to $15.4 billion
Operating cash flow	Not provided	$6.5 to $6.7 billion
Diluted earnings per share	$2.55 to $2.65 (2)	$1.60 to $1.70
Capital expenditures	$2.2 to $2.3 billion	$2.35 to $2.5 billion
Free cash flow	Not provided	$2.9 to $3.1 billion

(1)	Excludes the impact of the Savvis acquisition
(2)	Based on preliminary fair value estimates that have been subsequently revised, as described further below.

On a pro forma basis for 2011 giving effect as if the Qwest and Savvis mergers had occurred effective January 1, 2011, and excluding the effects of all special items referenced below, CenturyLink expects the following for full year 2011

	Previous Guidance (1) (2)	Current Guidance (2)
Pro forma operating revenues	$17.6 to $17.8 billion	$18.5 to $18.8 billion
Pro forma operating cash flow	Not provided	$7.8 to $8.0 billion
Pro forma diluted earnings per share	$2.55 to $2.65 (3)	$1.50 to $1.60
Pro forma capital expenditures	$2.6 to $2.7 billion	$2.85 to $3.0 billion
Pro forma free cash flow	Not provided	$3.4 to $3.6 billion

(1)	Excludes the impact of the Savvis acquisition
(2)
The pro forma figures include adjustments that (i) with respect to the Qwest acquisition are described in the attached supplemental schedule that sets forth unaudited pro forma financial information regarding the Qwest acquisition, except that the figures above assume a January 1, 2011 closing date, and (ii) with respect to the Savvis acquisition are substantially similar to the Qwest pro forma adjustments, except that no independent appraisal company has yet been retained to assist us in allocating fair values to the assets acquired and liabilities assumed in connection with the Savvis acquisition. The pro forma information included in the chart above (i) has not been prepared in accordance with generally accepted accounting principles, (ii) is for illustrative purposes only, and (iii) is not necessarily indicative of the combined operating results that would have occurred if the Qwest and Savvis mergers had been consummated as of January 1, 2011.

(3)	Based on preliminary fair value estimates that have been subsequently revised, as described further below.

For third quarter 2011, including the estimated impacts from the application of business combination accounting rules outlined below, CenturyLink expects total revenues of $4.55 to $4.60 billion, diluted earnings per share of $0.29 to $0.34 and operating cash flow of $1.88 to $1.92 billion, excluding the effects of all special items.

Our second quarter results of operations were adversely affected from the assignment of fair value to the assets acquired and liabilities assumed in connection with our Qwest acquisition, principally due to higher amortization associated with the assignment of approximately $7.6 billion to the customer relationship intangible asset.  Related depreciation and amortization incurred in the second quarter of 2011 was significantly higher than originally estimated at the end of the first quarter due to the preliminary status of the assignment of fair values to the Qwest assets and liabilities at that time.  Based on current circumstances, we expect our depreciation and amortization expense in third and fourth quarters of 2011 to approximate the second quarter 2011 expense level along with the addition of depreciation and amortization related to the Savvis acquisition.

All of the assets and liabilities of Qwest and Savvis will be assigned a fair value pursuant to business combination accounting rules. The related income statement impact of these items may be significant to our results of operations for the remainder of 2011 and may be significantly different than what we have currently included in our outlook information for third quarter and full year 2011. Such fair value assignment for Qwest is still preliminary as of the end of second quarter 2011. Additionally, such fair value assignment for Savvis included in our outlook information for third quarter and full year 2011 is preliminary, and is based solely on internal estimates at this point.

All 2011 outlook figures included in this release exclude the effects of special items, future changes in regulation, integration expenses associated with the Embarq acquisition, transaction and integration expenses associated with the Qwest and Savvis acquisitions, any changes in operating or capital plans and any future mergers, acquisitions, divestitures, buybacks or other similar business transactions.

Savvis Results.  The acquisition of Savvis, Inc. was completed July 15, 2011. To assist the investment community in tracking Savvis’ financial and operating trends, the Company is providing below, separate from CenturyLink’s reported results, selected second quarter 2011 Savvis consolidated financial information.

For second quarter 2011, Savvis’ operating revenues were $264 million, an 18.9% increase from $222 million in second quarter 2010 driven primarily by strong managed services growth across Savvis’ key vertical markets of consumer brands, financial and media. Operating cash flow, excluding special items, was $63 million, a 31.2% increase from $48 million in second quarter 2010. Savvis’ operating cash flow margin, excluding special items, for second quarter 2011 was 23.9%, compared to 21.6% in second quarter 2010. As compared to first quarter 2011 operating cash flow, second quarter 2011 operating cash flow was affected by additional rent expense for new data centers, planned maintenance, seasonal utility cost, and increased consulting staffing.

Net loss, excluding special items, for Savvis was ($12) million in second quarter 2011, compared to a second quarter 2010 net loss of ($9) million.

Savvis invested approximately $42 million in capital investments during second quarter 2011 and generated free cash flow (defined as outlined in attached Savvis, Inc. supplemental schedule) of ($2) million for the quarter compared to ($18) million for second quarter 2010.

These results are included in a supplemental schedule attached hereto and are also available on the CenturyLink’s investor relations Web site at ir.centurylink.com.

Under generally accepted accounting principles (GAAP), Savvis’ net loss for second quarter 2011 was ($15) million compared to a net loss of ($13) million for second quarter 2010.

Second quarter 2011 net loss reflects after-tax costs of $3 million related to acquisition and other related costs.

Second quarter 2010 net loss reflects after-tax costs of $4 million related to acquisition and integration costs.

Integration Update. During second quarter 2011, CenturyLink incurred pre-tax transaction, severance and integration costs of $245 million related to the Qwest acquisition, $25 million related to the Embarq acquisition and $18 million related to the Savvis transaction.

Additionally, the fifth and final billing and customer care systems conversion for legacy Embarq customers was recently completed in late July.

CenturyLink ended the second quarter 2011 having achieved an annualized operating synergy run rate of approximately $350 million with respect to the Embarq acquisition, and continues to expect to achieve the full anticipated $375 million in annual run rate operating synergies by year-end 2011. The Company also exited second quarter 2011 having achieved an annualized operating synergy run rate of approximately $70 million with respect to the Qwest acquisition, and currently expects to achieve approximately $200 million in annual run rate synergies by year-end 2011.

Reconciliation to GAAP. This release includes certain non-GAAP financial measures, including but not limited to operating cash flow, free cash flow, adjustments to GAAP measures to exclude the effect of special items and certain pro forma combined operating results. In addition to providing key metrics for management to evaluate the Company’s performance, we believe these measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends. Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Reconciliation of additional non-GAAP financial measures that may be discussed during the earnings call described below will be available in the Investor Relations portion of the Company’s Web site at www.centurylink.com. Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.

Investor Call. As previously announced, CenturyLink’s management will host a conference call at 10:30 a.m. Central Time today. Interested parties can access the call by dialing 866.837.9779. The call will be accessible for replay through August 9, 2011, by calling 888.266.2081 and entering the conference ID number 1538277. Investors can also listen to CenturyLink’s earnings conference call and replay by accessing the Investor Relations portion of the Company’s Web site at www.centurylink.com through August 23, 2011.

Forward Looking Statements

Certain non-historical statements made in this release and future oral or written statements or press releases by us or our management are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control.  Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect.  Factors that could affect actual results include but are not limited to:  the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including those arising out of proposed rules of the Federal Communications Commission (the “FCC”) regarding intercarrier compensation and the Universal Service Fund and the FCC’s related Notice of Proposed Rulemaking released on February 8, 2011); our ability to effectively adjust to changes in the communications industry and changes in the composition of our markets and product mix caused by our recent acquisitions of Savvis, Qwest and Embarq; our ability to successfully integrate the operations of Savvis, Qwest and Embarq into our operations, including the possibility that the anticipated benefits from these acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or costly than anticipated; our ability to use the net operating loss carryovers of Qwest in projected amounts; the effects of changes in our allocation of the Qwest or Savvis purchase price after the date hereof; our ability to effectively manage our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; any adverse developments in legal proceedings involving us; our ability to pay a $2.90 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; unanticipated increases or other changes in our future cash requirements, whether caused by unanticipated increases in capital expenditures, increases in pension funding requirements or otherwise; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this report or other of our filings with the Securities and Exchange Commission (the “SEC”); and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business, our July 2011 acquisition of Savvis, our April 2011 acquisition of Qwest and our July 2009 acquisition of Embarq are described in greater detail in Item 1A to our Form 10-K for the year ended December 31, 2010, as updated and supplemented by our subsequent SEC reports. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements.  You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation.  We undertake no obligation to update any of our forward-looking statements for any reason.

CenturyLink is the third largest telecommunications company in the United States. The company provides broadband, voice and wireless services to consumers and businesses across the country and advanced entertainment services under the CenturyLinkTM PrismTM TV and DIRECTV brands. In addition, the company provides data, voice and managed services to business, government and wholesale customers in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers. CenturyLink also is recognized as a leader in the network services market by key technology industry analyst firms, and is a global leader in cloud infrastructure and hosted IT solutions for enterprises through Savvis, a CenturyLink company. CenturyLink’s customers range from Fortune 500 companies in some of the country’s largest cities to families living in rural America. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

CenturyLink, Inc.
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED JUNE 30, 2011 AND 2010
(UNAUDITED)
(Dollars in millions, except per share amounts; shares in thousands)

	Three months ended June 30, 2011				Three months ended June 30, 2010
										Increase
				As adjusted				As adjusted		(decrease)
		Less		excluding		Less		excluding	Increase	excluding
	As	special		special	As	special		special	(decrease)	special
	reported	items		items	reported	items		items	as reported	items

OPERATING REVENUES
Strategic services	$1,737			1,737	507			507	242.6%	242.6%
Legacy services	2,265			2,265	1,083			1,083	109.1%	109.1%
Data integration	151			151	43			43	251.2%	251.2%
Other	253			253	139			139	82.0%	82.0%
	4,406	-		4,406	1,772	-		1,772	148.6%	148.6%

OPERATING EXPENSES
Cost of services and products	1,781	26	(1)	1,755	627	12	(5)	615	184.1%	185.4%
Selling, general and administrative	968	234	(1)	734	264	30	(5)	234	266.7%	213.7%
Depreciation and amortization	1,198	-		1,198	358	-		358	234.6%	234.6%
	3,947	260		3,687	1,249	42		1,207	216.0%	205.5%

OPERATING INCOME	459	(260)		719	523	(42)		565	(12.2%)	27.3%

OTHER INCOME (EXPENSE)
Interest expense	(280)	5	(2)	(285)	(140)	-		(140)	100.0%	103.6%
Other income (expense)	(14)	(16)	(3)	2	4	-		4	(450.0%)	(50.0%)
Income tax expense	(63)	111	(4)	(174)	(149)	14	(6)	(163)	(57.7%)	6.7%
NET INCOME	$102	(160)		262	238	(28)		266	(57.1%)	(1.5%)

BASIC EARNINGS PER SHARE	$0.17	(0.27)		0.44	0.79	(0.09)		0.88	(78.5%)	(50.0%)
DILUTED EARNINGS PER SHARE	$0.17	(0.27)		0.44	0.79	(0.09)		0.88	(78.5%)	(50.0%)

AVERAGE SHARES OUTSTANDING
Basic	598,884			598,884	300,058			300,058	99.6%	99.6%
Diluted	600,259			600,259	300,605			300,605	99.7%	99.7%

DIVIDENDS PER COMMON SHARE	$0.725			0.725	0.725			0.725	0.0%	0.0%

SPECIAL ITEMS
       (1) - Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($245 million); integration and severance costs associated with our acquisition of Embarq ($25 million); transaction and other costs associated with our acquisition of Savvis ($2 million); net of a favorable settlement of an operating tax issue
               ($13 million).

(2) - Reflects the interest component of a favorable settlement of an operating tax issue.
(3) - Expense associated with terminating a bridge credit facility related to the Savvis acquisition.
(4) - Income tax benefit of Items (1) through (3) and a benefit from the reduction of an NOL valuation allowance ($14 million).
       (5) - Includes integration costs associated with our acquisition of Embarq ($18 million); severance and related costs due to workforce reductions ($13 million); and transaction and other costs associated with our acquisition of Qwest ($10 million).

(6) - Income tax benefit of Item (5).

CenturyLink, Inc.
CONSOLIDATED STATEMENTS OF INCOME
SIX MONTHS ENDED JUNE 30, 2011 AND 2010
(UNAUDITED)
(Dollars in millions, except per share amounts; shares in thousands)

	Six months ended June 30, 2011				Six months ended June 30, 2010
										Increase
				As adjusted				As adjusted		(decrease)
		Less		excluding		Less		excluding	Increase	excluding
	As	special		special	As	special		special	(decrease)	special
	reported	items		items	reported	items		items	as reported	items

OPERATING REVENUES
Strategic services	$2,276			2,276	1,009			1,009	125.6%	125.6%
Legacy services	3,256			3,256	2,203			2,203	47.8%	47.8%
Data integration	182			182	83			83	119.3%	119.3%
Other	388			388	277			277	40.1%	40.1%
	6,102	-		6,102	3,572	-		3,572	70.8%	70.8%

OPERATING EXPENSES
Cost of services and products	2,407	40	(1)	2,367	1,271	24	(5)	1,247	89.4%	89.8%
Selling, general and administrative	1,205	255	(1)	950	522	54	(5)	468	130.8%	103.0%
Depreciation and amortization	1,567	-		1,567	711	-		711	120.4%	120.4%
	5,179	295		4,884	2,504	78		2,426	106.8%	101.3%

OPERATING INCOME	923	(295)		1,218	1,068	(78)		1,146	(13.6%)	6.3%

OTHER INCOME (EXPENSE)
Interest expense	(408)	5	(2)	(413)	(278)	-		(278)	46.8%	48.6%
Other income (expense)	(11)	(16)	(3)	5	10	-		10	(210.0%)	(50.0%)
Income tax expense	(191)	124	(4)	(315)	(309)	24	(6)	(333)	(38.2%)	(5.4%)
NET INCOME	$313	(182)		495	491	(54)		545	(36.3%)	(9.2%)

BASIC EARNINGS PER SHARE	$0.69	(0.40)		1.09	1.63	(0.18)		1.81	(57.7%)	(39.8%)
DILUTED EARNINGS PER SHARE	$0.69	(0.40)		1.09	1.63	(0.18)		1.81	(57.7%)	(39.8%)

AVERAGE SHARES OUTSTANDING
Basic	451,358			451,358	299,736			299,736	50.6%	50.6%
Diluted	452,369			452,369	300,301			300,301	50.6%	50.6%

DIVIDENDS PER COMMON SHARE	$1.45			1.45	1.45			1.45	0.0%	0.0%

SPECIAL ITEMS
     (1) - Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($251 million); integration and severance costs associated with our acquisition of Embarq ($55 million); transaction and other costs associated with our acquisition of Savvis ($2 million); net of a favorable settlement of an operating tax issue ($13 million).

(2) - Reflects the interest component of a favorable settlement of an operating tax issue.
(3) - Expense associated with terminating a bridge credit facility related to the Savvis acquisition.
(4) - Income tax benefit of Items (1) through (3) and a benefit from the reduction of an NOL valuation allowance ($14 million).
     (5) - Includes integration costs associated with our acquisition of Embarq ($40 million); severance and related costs due to workforce reductions ($28 million); and transaction and other costs associated with our acquisition of Qwest ($10 million).

(6) - Income tax benefit of Item (5), net of a $4 million one-time charge to income tax expense as a result of a change in the tax treatment of Medicare subsidy receipts.

CenturyLink, Inc.
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2011 AND DECEMBER 31, 2010
(UNAUDITED)
(in millions)

	June 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,546	173
Other current assets	2,461	970
Total current assets	5,007	1,143

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	26,595	16,329
Accumulated depreciation	(8,571)	(7,575)
Net property, plant and equipment	18,024	8,754

GOODWILL AND OTHER ASSETS
Goodwill	20,266	10,261
Other	11,545	1,880
Total goodwill and other assets	31,811	12,141

TOTAL ASSETS	$54,842	22,038

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1,610	12
Other current liabilities	3,454	999
Total current liabilities	5,064	1,011

LONG-TERM DEBT	19,734	7,316
DEFERRED CREDITS AND OTHER LIABILITIES	8,403	4,064
STOCKHOLDERS' EQUITY	21,641	9,647

TOTAL LIABILITIES AND EQUITY	$54,842	22,038

CenturyLink, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2011 AND 2010
(UNAUDITED)
(in millions)

	Six Months	Six Months
	Ended	Ended
	June 30, 2011	June 30, 2010
OPERATING ACTIVITIES
Net income	$313	491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,567	711
Deferred income taxes	166	(17)
Provision for uncollectible accounts	61	42
Changes in current assets and current liabilities, net	73	(63)
Retirement benefits	(129)	(280)
Changes in other noncurrent assets and liabilities	(10)	(17)
Other, net	(23)	14
Net cash provided by operating activities	2,018	881

INVESTING ACTIVITIES
Payments for property, plant and equipment	(790)	(362)
Cash acquired in Qwest acquisition, net of $5 cash paid	419	-
Other, net	9	2
Net cash provided by investing activities	(362)	(360)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	2,602	-
Payments of long-term debt	(857)	(11)
Net payments on credit facility	(365)	(68)
Dividends paid	(657)	(437)
Net proceeds from issuance of common stock	58	26
Repurchase of common stock	(30)	(13)
Other, net	(34)	6
Net cash provided by (used in) financing activities	717	(497)

Net increase in cash and cash equivalents	2,373	24
Cash and cash equivalents at beginning of period	173	162

Cash and cash equivalents at end of period	$2,546	186

CenturyLink, Inc.
SELECTED SEGMENT FINANCIAL INFORMATION
THREE MONTHS AND SIX ENDED JUNE 30, 2011 AND 2010
(UNAUDITED)
(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Total segment revenues	$4,153	1,633	5,714	3,295
Total segment expenses	1,828	594	2,409	1,190
Total segment income	$2,325	1,039	3,305	2,105
Total segment income margin (segment income divided by segment revenues)	56.0%	63.6%	57.8%	63.9%

Regional Markets Segment
Revenues
Strategic services	$733	300	1,048	598
Legacy services	1,490	827	2,266	1,681
Data integration	33	38	60	73
	$2,256	1,165	3,374	2,352
Expenses
Direct	$911	431	1,341	847
Allocated	62	1	63	28
	$973	432	1,404	875

Segment income	$1,283	733	1,970	1,477
Segment income margin	56.9%	62.9%	58.4%	62.8%

Business Markets Segment
Revenues
Strategic services	$442	14	456	28
Legacy services	362	48	408	96
Data integration	118	5	122	10
	$922	67	986	134
Expenses
Direct	$236	1	237	1
Allocated	315	30	343	58
	$551	31	580	59

Segment income	$371	36	406	75
Segment income margin	40.2%	53.7%	41.2%	56.0%

Wholesale Markets Segment
Revenues
Strategic services	$562	193	772	383
Legacy services	413	208	582	426
	$975	401	1,354	809
Expenses
Direct	$45	38	77	73
Allocated	259	93	348	183
	$304	131	425	256

Segment income	$671	270	929	553
Segment income margin	68.8%	67.3%	68.6%	68.4%

CenturyLink, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(in millions)

	Three months ended June 30, 2011				Three months ended June 30, 2010
				As adjusted				As adjusted
		Less		excluding		Less		excluding
	As	special		special	As	special		special
	reported	items		items	reported	items		items
Operating cash flow and cash flow margin
Operating income	$459	(260)	(1)	719	523	(42)	(2)	565
Add: Depreciation and amortization	1,198	-		1,198	358	-		358
Operating cash flow	$1,657	(260)		1,917	881	(42)		923

Revenues	$4,406	-		4,406	1,772	-		1,772

Operating income margin (operating income divided by revenues)	10.4%			16.3%	29.5%			31.9%

Operating cash flow margin (operating cash flow divided by revenues)	37.6%			43.5%	49.7%			52.1%

Free cash flow
Net cash provided by operating activities	$1,348				420
Less: Capital expenditures	(579)				(195)
Free cash flow from operations	769				225
Special items:
Add: Cash paid for transaction, integration, severance, and retention costs associated with our Qwest, Embarq and Savvis acquisitions	181				42
Free cash flow excluding special items	$950				267

SPECIAL ITEMS
    (1) - Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($245 million); integration and severance costs associated with our acquisition of Embarq ($25 million); transaction and other costs associated with our acquisition of Savvis ($2 million); net of a favorable settlement of an operating tax issue ($13 million).

    (2) - Includes integration costs associated with our acquisition of Embarq ($18 million); severance and related costs due to workforce reductions ($13 million); and transaction and other costs associated with our acquisition of Qwest ($10 million).

CenturyLink, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(in millions)

	Six months ended June 30, 2011				Six months ended June 30, 2010
				As adjusted				As adjusted
		Less		excluding		Less		excluding
	As	special		special	As	special		special
	reported	items		items	reported	items		items
Operating cash flow and cash flow margin
Operating income	$923	(295)	(1)	1,218	1,068	(78)	(2)	1,146
Add: Depreciation and amortization	1,567	-		1,567	711	-		711
Operating cash flow	$2,490	(295)		2,785	1,779	(78)		1,857

Revenues	$6,102	-		6,102	3,572	-		3,572

Operating income margin (operating income divided by revenues)	15.1%			20.0%	29.9%			32.1%

Operating cash flow margin (operating cash flow divided by revenues)	40.8%			45.6%	49.8%			52.0%

Free cash flow
Net cash provided by operating activities	$2,018				881
Less: Capital expenditures	(790)				(362)
Free cash flow from operations	1,228				519
Special items:
Add: Cash paid for transaction, integration, severance, and retention costs associated with our Qwest, Embarq and Savvis acquisitions	222				81
Add: Cash paid for contribution to pension plans	100				300
Free cash flow excluding special items	$1,550				900

SPECIAL ITEMS
         (1) - Includes integration, severance, and retention costs associated with our acquisition of Qwest, along with restructuring charges ($251 million); integration and severance costs associated with our acquisition of Embarq ($55 million); transaction and other costs associated with our acquisition of Savvis ($2 million); net of a favorable settlement of an operating tax issue ($13 million).

         (2) - Includes integration costs associated with our acquisition of Embarq ($40 million); severance and related costs due to workforce reductions ($28 million); and transaction and other costs associated with our acquisition of Qwest ($10 million).

CenturyLink, Inc.
PRO FORMA STATEMENTS OF INCOME
THREE MONTHS ENDED JUNE 30, 2011 AND PRO FORMA THREE MONTHS ENDED MARCH 31, 2011 AND JUNE 30, 2010
(UNAUDITED)
(Dollars in millions, except per share amounts, shares in thousands)

		Pro forma*		Pro forma*
	Three months	Three months		Three months
	ended	ended		ended
	June 30, 2011	March 31, 2011		June 30, 2010
	(excluding	(excluding		(excluding
	special items)	special items)		special items)
OPERATING REVENUES
Strategic	$1,737	1,725		1,639
Legacy	2,265	2,342		2,532
Data integration	151	154		185
Other	253	260		279
	4,406	4,481		4,635
OPERATING EXPENSES
Cost of services and products	1,755	1,736	(A)	1,797	(A)
Selling, general and administrative	734	748	(A)	820	(A)
Depreciation and amortization	1,198	1,172		1,195
	3,687	3,656		3,812

OPERATING INCOME	719	825		823

OTHER INCOME (EXPENSE)
Interest expense	(285)	(311)		(327)
Other income (expense)	2	8		5	(B)
Income tax expense	(174)	(207)	(C)	(199)	(C)
NET INCOME	$262	315		302

BASIC EARNINGS PER SHARE	$0.44	0.52		0.51
DILUTED EARNINGS PER SHARE	$0.44	0.52		0.51

AVERAGE SHARES OUTSTANDING
Basic	598,884	596,877		586,811
Diluted	600,259	599,960		593,717

OPERATING CASH FLOW
Operating income	$719	825		823
Add: Depreciation and amortization	1,198	1,172		1,195
Operating cash flow	$1,917	1,997		2,018

		Pro forma**		Pro forma**
	As of	as of		as of
OPERATING METRICS	June 30, 2011	March 31, 2011		June 30, 2010
Broadband subscribers	5,427	5,415		5,201
Access lines	15,057	15,357		16,258

* The pro forma information presented above reflects the operations of CenturyLink and Qwest assuming their respective results of operations had been combined as of January 1, 2010. Pro forma adjustments include (i) the elimination of CenturyLink and Qwest intercompany billings and the elimination of certain deferred revenues and costs; (ii) the elimination of certain components of pension and postretirement benefit costs; (iii) the amortization of the fair value preliminarily assigned to intangible assets (primarily customer relationship and software); (iv) adjustments to depreciation to reflect the fair value preliminarily assigned to property, plant and equipment; (v) adjustments to interest expense to reflect valuing
Qwest's debt at fair value; and (vi) the related income tax effects. For additional pro forma financial information relating to the Qwest merger, please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011. The above pro forma information (i) has not been prepared in accordance with generally accepted accounting principles, (ii) is for illustrative purposes only, and (iii) is not necessarily indicative of the combined operating results that would have occurred if the Qwest merger had been consummated as of January 1, 2010.

** The pro forma operating metrics presented above reflects the broadband subscribers and access lines of CenturyLink and Qwest as though the companies had been combined as of January 1, 2010 after conforming the definitions of broadband subscribers and access lines between the two companies.

Summary description of special items for First Quarter 2011 and Second Quarter 2010 excluded from above schedule:
(A)	Integration, transaction and severance costs associated with the Qwest and Embarq acquisitions incurred by CenturyLink and realignment, severance and merger related costs incurred by Qwest ($49 million for first quarter 2011 and $76 million for second quarter 2010).
(B)	Gain on embedded option in convertible debt incurred by Qwest ($21 million).
(C)	Tax effect of above items ($18 million for first quarter 2011 and $21 million for second quarter 2010).

CenturyLink, Inc.
SUPPLEMENTAL PRO FORMA SEGMENT DATA
THREE MONTHS ENDED JUNE 30, 2011 AND PRO FORMA THREE MONTHS ENDED JUNE 30, 2010
ASSUMING CENTURYLINK'S ACQUISITION OF QWEST OCCURRED JANUARY 1, 2010
(UNAUDITED)
(Dollars in millions)

		Pro forma*
	Three months	Three months
	ended	ended
	June 30, 2011	June 30, 2010

Total segment revenues	$4,153	4,356
Total segment expenses	1,828	1,904
Total segment income	$2,325	2,452

Total segment income margin (segment income divided by segment revenues)	56.0%	56.3%

Regional Markets Segment
Revenues
Strategic services	$733	693
Legacy services	1,490	1,640
Data integration	33	40
	2,256	2,373
Expenses
Direct	911	929
Allocated	62	84
	973	1,013

Segment income	$1,283	1,360
Segment income margin	56.9%	57.3%

Business Markets Segment
Revenues
Strategic services	$442	429
Legacy services	362	387
Data integration	118	145
	922	961
Expenses
Direct	236	265
Allocated	315	316
	551	581

Segment income	$371	380
Segment income margin	40.2%	39.5%

Wholesale Markets Segment
Revenues
Strategic services	$562	517
Legacy services	413	505
Data integration	-	-
	975	1,022
Expenses
Direct	45	49
Allocated	259	261
	304	310

Segment income	$671	712
Segment income margin	68.8%	69.7%

* For additional information regarding this pro forma information, including related pro forma adjustments, please see the immediately preceding supplemental schedule.

SAVVIS, INC.
(acquired by CenturyLink, Inc. on July 15, 2011)
SUPPLEMENTAL SELECTED FINANCIAL DATA
(UNAUDITED)

								Increase
	Three months ended June 30, 2011			Three months ended June 30, 2010				(decrease)
		Less	Excluding		Less	Excluding	Increase	excluding
	As	special	special	As	special	special	(decrease)	special
	reported	items (1)	items	reported	items (2)	items	as reported	items
	(Dollars in millions)			(Dollars in millions)

OPERATING REVENUES	$264		264	222		222	18.9%	18.9%

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	140		140	120		120	16.7%	16.7%
Selling, general and administrative	64	3	61	58	4	54	10.3%	13.0%
Depreciation and amortization	54		54	42		42	28.6%	28.6%
	258	3	255	220	4	216	17.3%	18.1%

OPERATING INCOME	6	(3)	9	2	(4)	6	200.0%	50.0%

OTHER INCOME (EXPENSE)
Interest expense	(19)		(19)	(15)		(15)	26.7%	26.7%
Other income (expense)	-		-	-		-	NM	NM
Income tax expense	(2)		(2)	-		-	NM	NM

NET INCOME	$(15)	(3)	(12)	(13)	(4)	(9)	15.4%	33.3%

Operating cash flow (operating income plus depreciation and amortization)	$60	(3)	63	44	(4)	48
Operating cash flow margin (operating cash flow divided by revenues)	22.7%		23.9%	19.8%		21.6%
Operating income margin (operating income divided by revenues)	2.3%		3.4%	0.9%		2.7%

Adjusted free cash flow from operations
Net cash provided by operating activities	$39			$32
Less: capital expenditures	(42)			(51)
Free cash flow from operations	(3)			(19)
Add: merger related	1			1
Free cash flow excluding special items	$(2)			$(18)

(1) Special items in second quarter 2011 include merger related expenses.

(2) Special items in second quarter 2010 include merger related expenses associated with SAVVIS' acquisition of Fusepoint, Inc.

NM = not meaningful